Exhibit 99.1

N E W S  R E L E A S E

Visa Inc. Declares Quarterly Dividend

FOSTER CITY, CA, January 30, 2013 – Visa Inc. (NYSE:V) today announced that its board of directors had declared a quarterly dividend in the aggregate amount of $0.33 per share of class A common stock (determined in the case of class B and class C common stock on an as-converted basis) payable on March 5, 2013, to all holders of record of the Company’s class A, class B and class C common stock as of February 15, 2013.

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About Visa

Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 24,000 transaction messages a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

Contacts:

Investor Relations: Jack Carsky or Victoria Hyde-Dunn, 650-432-7644, ir@visa.com

Media Relations: Will Valentine, 650-432-2990, globalmedia@visa.com